SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 24th day of December, 2013 (the “Effective Date”) between Lixte Biotechnology Holdings, Inc., 248 Route 25A No. 2, East Setauket, New York 11733 (hereinafter referred to as the “Company”), and NDA Consulting Corp., an Arizona corporation, with offices at 9977 N. 90th Street, Suite 175, Scottsdale, Arizona 85258 (hereinafter referred to as the “Consultant”).

WHEREAS, the Company wishes to engage the Consultant to serve the Company as an Advisor for Clinical Development and provide this service for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.            TERM.

(a)          The initial term of this Agreement is one (1) year from the Effective Date. The initial term will be extended for successive terms of one (1) year on each anniversary date of the Effective Date, unless the Agreement is terminated as provided below. This Agreement may be renewed or extended for any period as may be mutually agreed by the parties.

(b)          This Agreement may be cancelled by either party for any reason by providing written notice to the other party not less than thirty (30) days prior to the end of the initial term or any successive one (1) year term. Upon termination, Consultant shall return to the Company or destroy all Concepts and Ideas and Confidential Information (as defined in Section 5 below) and copies thereof.

(c)          In the event Dr. Von Hoff accepts an invitation from the Company to become Principal Investigator in a clinical trial conducted by the Company, this Agreement shall immediately terminate and no further Services will be provided by Consultant pursuant to this Agreement.

2.            SERVICES.

(a)          Consultant agrees to cause its President, Dr. Von Hoff to be a member of and advise the Company’s SAB in the field of oncology research and drug development under the terms and conditions herein provided (the “Services”). The Services shall only be performed by Dr. Von Hoff personally and may not be assigned, subcontracted or otherwise delegated without the prior written consent of the Company

(b)          The Consultant represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of its duties. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs consulting services concurrently with those performed herein.

3.            COMPENSATION.

(a)          Subject to the provisions hereof, the Company shall pay the Consultant four thousand dollars ($4,000) per calendar quarter, for providing the Services to the Company (the “Consulting Fee”) for up to a cumulative amount of 4 hours per quarter. As additional compensation, the Company shall provide Dr. Von Hoff a grant of options to purchase an aggregate of shares of Lixte with the options vesting as follows: 25,000 options vesting six, eighteen, thirty, and forty two months after the date of this agreement so long as Dr. Von Hoff is continuing as Advisor for Clinical Development on those dates. The options shall be for five years.

(b)          The Consulting Fee shall be paid within thirty (30) days of the receipt by the Company of the Consultant’s invoice for Services. The grant of stock or stock options shall be made to Dr. Von Hoff as soon as practicable after the Effective Date.

(c)          The Consultant shall be entitled to reimbursement of two hundred fifty dollars ($250) per hour for travel time (not to exceed one thousand five hundred dollars ($1,500) per day) on approved Company business. The Consultant shall also be entitled to prompt reimbursement for preapproved, actual travel and out-of-pocket business expenses incurred in the performance of its Services. The Company shall reimburse Consultant within thirty (30) days of receipt by the Company of the Consultant’s statements or receipts for such expenses. For air travel of three (3) hours or more, Consultant shall be entitled to First Class Airfare.

(d)          Unless otherwise notified by the Consultant, the Company shall make payment of the Consulting Fee and reimbursement of travel and out-of-pocket expenses in the name of the Consultant and send the payments directly to:

NDA Consulting Corp.

c/o MCS Biotech Resources, LLC

9977 N. 90th Street, Suite 175

Scottsdale, AZ 85258

Stock or stock options issued in the name of Dr. Von Hoff shall be sent to the same address.

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(e)          The Consultant agrees that all Services rendered will be as an independent contractor and that this Agreement does not create an employer-employee, agency, joint venture, or partnership relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits, including, but not limited to, health and accident insurance, retirement, life insurance, sick leave and/or vacation. The Consultant agrees to pay all taxes, including self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes as a direct result of actions taken by the Consultant.

4.            COMPANY OBLIGATIONS.

(a)          The Company shall provide the Consultant with all information and materials that are necessary to enable Consultant to perform the Services. The Company acknowledges and agrees that such information and materials will be used, and the accuracy and completeness of such information and materials relied upon, by the Consultant as the basis for providing the Services.

(b)          Company agrees that Consultant’s services are provided without representation or warranty or any kind. Company acknowledges that drug development carries inherent risks and that no particular work product or business result is guaranteed under this Agreement. Except with respect to Section 5, the Company agrees that Consultant’s monetary liability for any breach of this Agreement shall in no event exceed the amount of cash compensation paid to Consultant under this Agreement. Company hereby releases Consultant from any monetary liability to the extent it may exceed such amount. In addition, Company agrees to indemnify, defend and hold Consultant harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, relating to services provided by Consultant under this Agreement.

(c)          The Company agrees not to use the Consultant’s name in any publications or other written material, or otherwise use Consultant’s name in any manner whatsoever unless, in each case, the Company obtains the prior written consent of the Consultant. Unless otherwise notified by Consultant, all such requests should be directed to:

MCS Biotech Resources, LLC

9977 N. 90th Street, Suite 175

Scottsdale, AZ 85258

Telephone number: (480) 268-2000

Facsimile number: (480) 268-2001

5.            PROPRIETARY RIGHTS.

(a)          Definitions. For the purpose of this Section 5, the terms set forth below shall have the following meanings:

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(i)          Concept and Ideas. For the purpose of this Agreement, “Concepts and Ideas” shall mean those concepts and ideas disclosed by the Company to the Consultant or which are first developed by the Consultant during the course of the performance of Services hereunder and which relate to the Company’s past, present, or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company. The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

(ii)         Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean and collectively include all information relating to the business, plans and/or technology of the Company including, but not limited to technical information, including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific pre-clinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (x) can be demonstrated to have already been publicly known or available or generally known in the trade or business of the Company prior to the date of the disclosure to the Consultant, (y) can be demonstrated to have been rightfully in the possession of the Consultant prior to the disclosure of such information to the Consultant, or (z) is required to be disclosed by Consultant as a matter of law or by a judicial or governmental order or requirement.

(b)          Non-Disclosure to Third Parties. Except as may be required for the Consultant to perform the Services, the Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Concepts and Ideas to any third party without the prior written consent of the Company.

(c)          Patents. The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis which the Consultant may develop as a direct result of rendering Services to the Company under this Agreement (collectively the “Developments”), shall: (i) promptly be brought to the attention of the Company by the Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(d)          Assignment. The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company any Developments. The Consultant will execute all documents and perform all lawful acts, which the Company considers reasonably necessary or advisable to secure its rights hereunder.

In the event the company is unable for any reason to secure the Consultant’s signature to any document required to apply for or execute any patent, copyright or other application with respect to any Developments, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s attorneys-in-fact to act for and on behalf of the Consultant, for the sole purpose of executing and filing any such document.

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6.           EQUITABLE RELIEF. The Consultant agrees that any breach of Section 5 above by it would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of the Consultant’s obligations hereunder.

7.           WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by either party shall be in writing.

8.           SEVERABILITY; REFORMATION. If a court or other lawful authority finds any provision of this Agreement to be invalid and unenforceable, the remaining provisions are severable, and will not be affected by that finding. If a court or lawful authority finds any provision of this Agreement to be excessively broad as to duration, geographical scope, activity or subject matter, that provision will be construed to make it enforceable to the extent possible under the applicable law then in effect.

9.           ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement to a related party, which assumes the Company’s obligations hereunder. The Consultant shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

10.         HEADINGS. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

11.         AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

12.         NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed effective when (a) hand-delivered with receipt acknowledged, (b) delivered by a nationally recognized overnight delivery service with receipt acknowledged, (c) sent by confirmed facsimile, or (d) three (3) days after mailing, by certified or registered first class mail, postage prepaid, return receipt requested; in each case, addressed to the parties at their addresses specified in the preamble of this Agreement or to such other address as a party hereto shall designate upon written notice to the other party.

13.         COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

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14.         GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Arizona.

15.         SURVIVAL. The provision of Sections 3, 4, 5, 6, 8 and 14 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

EXECUTED, under seal, effective as of the Effective Date.

Lixte Biotechnology Holdings, Inc.	NDA Consulting Corp.

/s/ John S. Kovach
John S. Kovach, M.D.	Daniel D. Von Hoff, M.D.
President

Federal ID Tax Number 26-0348104

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